SUB-ITEM 77O TRANSACTION EFFECTED PURSUANT TO RULE 10F-3

The securities were purchased from Morgan Stanley Dean Witter and UBS Warburg as the Joint Global Coordinators and Joint Bookrunners for the offering.

The underwriting syndicate's members were Morgan Stanley Dean Witter, UBS Warburg, ABN AMRO Rothschild, JP Morgan Securities Ltd, Carnegie Securities, Enskilda Securities, Commerzbank, Credit Agricole Indosuez and Nomura International. The affiliated member is Commerzbank.

The terms of the transaction is as follows:
Issuer:                    Telia AB
Purchase Date:             6/13/00
Date of Offering:          6/13/00
Purchase Amount:           5,000,000 shares (total across all funds)
Price:                     $9.856
Commission/Spread:         $0.079

Information upon which the determination was made:

The securities were purchased as part of an issue registered under the Securities Act of 1933 (the "Securities Act") which was being offered to the public.

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The securities were purchased on the first day on which any sales of a particular security are made at not more that the price paid by each other purchaser of such securities in that offering or a concurrent offering and offered pursuant to a firm commitment.

The commission, spread or profit received was reasonable and fair in relation that being received by others for underwriting similar securities during a comparable period..

The issuer of the securities or the entity supplying the revenues from which the issue is to be paid has been in continuous operation for less than three years (including the operation of any predecessors) and the issue received one of the three highest ratings from at least one nationally recognized statistical rating organization.

The amount of securities purchased by all of the Funds advised by the same investment adviser or sub-adviser did not exceed the greater of (i) 4% of the principal amount of the offering; and (ii) $500,000 in principal amount, but in no event greater than 10% of the principal amount of the offering.

The purchase price was not greater than 3% of the Fund's total assets.

No underwriter which is an affiliate of the Fund's adviser or sub-adviser was a direct or indirect participant in, or benefited directly or indirectly from the purchase.

The purchase was not part of a group sale (or part of the institutional pot), or otherwise allocated to the account of an officer, director, member of an advisory board, investment adviser or employee of the Fund or affiliated person thereof.

Approval by Director of Compliance of sub-adviser.


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